Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) dated as of August 26, 2024 (the “Effective Date”), between RREEF AMERICA REIT II CORP. PPP, a Maryland corporation (“Landlord”), and REPARE THERAPEUTICS USA, INC., a Delaware corporation (“Tenant”), related to certain premises located in the building in Riverfront Office Park, Cambridge, Massachusetts at 101 Main Street (the “101 Main Building” and, collectively with the additional building located in the Riverfront Office Park at One Main Street, the “Building”).

RECITALS:

A. Landlord and Tenant entered into that certain Lease dated July 13, 2021, as affected by that certain Commencement Date Memorandum dated as of February 25, 2022 (collectively, the “Lease”), for premises consisting of approximately 11,312 rentable square feet on the 16th floor of the 101 Main Building and commonly referred to as Suite 1650 (the “Premises”).

B. Landlord and Tenant desire to amend the Lease to (i) extend the Term with respect to the Premises, and (ii) amend certain other terms of the Lease, all as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Incorporation of Recitals; Capitalized Terms. The foregoing recitals are deemed to be true and accurate in all respects and are hereby incorporated into and made an integral part of this First Amendment. Capitalized terms used in this First Amendment shall have the same meanings ascribed to them in the Lease, unless otherwise expressly defined in this First Amendment. From and after the date hereof, the term “Lease,” as used in the Lease, shall mean the Lease, as amended by this First Amendment.

2. Extension of Term.

(a) The Term of the Lease is currently scheduled to expire on January 31, 2025 and the Term of the Lease is hereby extended for an additional term (the “Extended Term”) of one (1) year commencing on February 1, 2025 (the “Extended Term Commencement Date”) and expiring on January 31, 2026 (the “Extended Termination Date”), unless earlier terminated as set forth in the Lease. The Extended Term shall be upon all of the terms and conditions of the Lease, except as otherwise expressly modified or amended in this First Amendment. As of the Effective Date, “Lease Term” or “Term of this Lease,” as used in the Lease, shall be deemed to refer to the Term of the Lease as herein extended for the Extended Term and all references to the “Termination Date” shall be deemed to mean the Extended Termination Date.

(b) Tenant is in possession of the Premises, and Tenant acknowledges that Landlord shall have no obligation to perform any construction or make any additional improvements or alterations (including any Tenant Improvements), or to afford any allowance to Tenant (including any TI Allowance specified in the Lease) for improvements or alterations to prepare or improve the same for Tenant’s use during the Extended Term. Notwithstanding the foregoing, Landlord shall repair Tenant’s existing kitchen electrical issues at Landlord’s sole cost and expense, which cost is currently estimated to be $2,500.00.

3. Annual Rent Schedule. During the Extended Term, Tenant shall pay the Annual Rent with respect to the Premises to Landlord in the manner and in accordance with the terms and conditions of the Lease, in the amounts set forth below:

Period	Rentable Square Footage	Annual Rent per Square Foot	Annual Rent	Monthly Installment of Rent
February 1, 2025 through January 31, 2026	11,312	$93.00	$1,052,016.00	$87,668.00

Annual Rent amounts set forth above are net of electricity charges and additional rent payable pursuant to the Lease.

4. Rent Adjustments. During the Extended Term, Tenant shall continue to pay all additional rent and electricity charges for the Premises accruing under the terms of the Lease, except that for purposes of calculating the additional rent payable under Article 4 of the Lease, during the Extended Term, the Base Year (Expenses) shall be calendar year 2024, and the Base Year (Taxes) shall be Taxes for tax fiscal 2024 (i.e., July 1, 2023 through June 30, 2024).

5. Security Deposit. Landlord is currently holding a cash security deposit in theamount of $268,264.00, which is to be held for the Extended Term subject to and in accordance with the applicable terms of the Lease.

6. Extension Option; Offer Space Option. Tenant’s Extension Option under Article 41 of the Lease shall remain in full force or effect through the Extended Term. Article 42 of the Lease is null and void and of no further force or effect.

7. Broker Indemnity. Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this First Amendment other than JLL and Newmark (the "Brokers"). Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions relating to this First Amendment asserted by any broker, agent or finder engaged by Tenant or with whom Tenant has dealt other than the Brokers. Landlord shall indemnify and hold Tenant harmless from and against any claim or claims for brokerage or other commissions relating to this First Amendment asserted by any broker, agent or finder engaged by Landlord or with whom Landlord has dealt other than the Brokers. Landlord shall be responsible to pay the commissions due to the Brokers pursuant to a separate written agreement between Landlord and the Brokers.

8. Tenant’s and Landlord’s Authority. Each of the persons executing this First Amendment on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the Tenant has full right and authority to enter into this First Amendment, and that all persons signing on behalf of the Tenant were authorized to do so by appropriate actions. Each of the persons executing this First Amendment on behalf of Landlord represents and warrants that Landlord has been and is qualified to do business in the state in which the Building is located, that Landlord has full right and authority to enter into this First Amendment, and that all persons signing on behalf of Landlord were authorized to do so by appropriate actions.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, a default that is subject to Section 18.1.2 of the Lease will be deemed to have occurred.

9. Incorporation. Except as modified herein, all other terms and conditions of the Lease shall continue in full force and effect and Tenant and Landlord hereby ratify and confirm their respective obligations thereunder.

10. Limitation of Landlord Liability. Redress for any claims against Landlord under the Lease and this First Amendment shall only be made against Landlord to the extent of Landlord’s interest in the property to which the Premises are a part, the rents, issues and proceeds thereof. The obligations of Landlord under the Lease and this First Amendment shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof or any beneficiaries, stockholders, employees or agents of Landlord, or the investment manager, and in no case shall Landlord be liable to Tenant, or Tenant be liable to Landlord, hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

11. Successors and Assigns. Each of the covenants, conditions and agreements contained in this First Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees.

12. Miscellaneous. This First Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this First Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits of the Lease are incorporated herein by reference. The submission of this First Amendment shall not constitute an offer, and this First Amendment shall not be effective and binding unless and until fully executed and delivered by every party hereto.

13. Counterparts; Facsimile and PDF Signatures. This First Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. The parties hereto consent and agree that this First Amendment may be signed and/or transmitted by facsimile machine, e-mail of a portable document format (.PDF) document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (i) to the extent a party signs this First Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this First Amendment electronically, and (ii) the electronic signatures appearing on this First Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first written above.

LANDLORD:	TENANT:
RREEF AMERICA REIT II CORP. PPP, a Maryland corporation	REPARE THERAPEUTICS USA, INC., a Delaware corporation

By: /s/ Gerald F. Ianetta	By: /s/ Lloyd Segal
Name: Gerald F. Ianetta	Name: Lloyd Segal
Title: Vice President	Title: CEO

By: /s/ David F. Crane
Name: David F. Crane
Title: Vice President